Exhibit 99.1

For Immediate Release

ibex Names Taylor C. Greenwald Chief Financial Officer

Veteran Finance Leader Brings 20-plus Years of Public Company Experience to ibex

WASHINGTON, August 3, 2023—ibex (NASDAQ: IBEX), a leading global provider of business process outsourcing (BPO) and customer engagement technology solutions, today announced that Taylor C. Greenwald has been appointed Chief Financial Officer, effective August 14, 2023. In this key leadership role at ibex, Greenwald will oversee global financial operations for the company, including accounting, treasury, business planning and analysis, corporate development, and investor relations.

“I am delighted to welcome Taylor to the ibex senior leadership team,” said Bob Dechant, CEO of ibex. “Taylor brings a proven track record of driving revenue growth, profitability and value creation for leading companies in the Customer Experience and Business Services markets. He has deep corporate development knowledge and expertise, including acquisitions and divestitures, and a strong technical background. ibex is at the forefront of the digit transformation in the BPO industry, and Taylor has the financial vision, experience, and leadership to optimize our growth trajectory while maximizing profitability.”

Greenwald brings to ibex 20-plus years of experience managing all financial functions of large global public organizations. He joins ibex from Synchronoss Technologies where he served as Executive Vice President and Chief Financial Officer. Previously, Greenwald was Senior Vice President Finance and Chief Financial Officer, Web Presence for Endurance International Group, an IT services company. Prior to that, he spent 18 years with Convergys Corporation where he held several senior leadership roles, including Senior Vice President Finance, Controller and Chief Accounting Officer.

“ibex is a strong and growing business with transformative AI-enabled customer experience technology and solutions, a dynamic and inclusive culture, and a global team of 30,000-plus highly-skilled agents that help some of the world’s top companies connect with their customers,” said Greenwald. “It is clear that ibex has substantial growth opportunities ahead, and I could not be more excited to join the company at this important moment. I look forward to helping accelerate revenue growth, deliver greater value to clients, and create new and incremental returns for shareholders.”

Greenwald earned an MBA from the Massachusetts Institute of Technology – Sloan School of Management, and a bachelor’s degree in engineering from Georgia Institute of Technology.

Michael Darwal, who served as Interim Chief Financial Officer for the Company since July 1, will remain as Executive Vice President of Investor Relations and Deputy Chief Financial Officer, reporting to Greenwald.

About ibex

ibex delivers innovative business process outsourcing (BPO), smart digital marketing, online acquisition technology, and end-to-end customer engagement solutions to help companies acquire, engage, and retain valuable customers. Today, ibex operates a global CX delivery center model consisting of 34 operations facilities around the world, while deploying next-generation technology to drive superior customer experiences for many of the world’s leading companies across retail, e-commerce, healthcare, fintech, utilities and logistics.

ibex leverages its diverse global team of over 30,000 employees together with industry-leading technology, including its Wave X platform, to manage nearly 200 million critical customer interactions, adding over $2.2B in lifetime customer revenue each year and driving a truly differentiated customer experience.  To learn more, visit our website at ibex.co and connect with us on LinkedIn.

Media Contact:
Dan Burris
ibex
Daniel.Burris@ibex.co

Investor Contact:
Michael Darwal
ibex
Michael.Darwal@ibex.co